There is No Exhibit Index

                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):August 19, 1999


                        MLH INCOME REALTY PARTNERSHIP VI

      (Exact name of registrant as specified in its governing instrument)




            New York                 0-15532                   13-3272339
(State of Organization)     Commission File Number           (IRS Employer
                                                          Identification No.)


                      World Financial Center, South Tower
               225 Liberty Street, New York, New York 10080-6112
               (Address of principal executive office) (Zip Code)

       Registrant's telephone number, including area code: (800) 288-3694

                              Item 5. Other Events


     As previously reported, Treasure Island Associates ("TIA"), a joint venture partnership between MLH Income Realty Partnership VI (the "Registrant") and an unaffiliated entity, and Vestar-Athens Resorts, L.L.C., a Phoenix, Arizona based real estate developer ("Athens"), entered into a contract and two amendments thereto (the "Contract"), for the sale of the land formerly known as Treasure Island, a former mobile home park located in Laguna Beach, California (the "property").

     At the request of Athens, on August 19, 1999 TIA executed a Consent to an Assignment and Assumption Agreement pursuant to which Athens assigned its rights under the Contract to a newly formed unaffiliated Delaware limited liability company which is an affiliate of an experienced worldwide operator of hotels and a New York Stock Exchange listed corporation. Such assignee has assumed the rights and obligations of Athens under the Contract. All Contract terms remain the same.

     The Registrant wishes to ensure that statements made regarding expected future developments regarding the property are accompanied by meaningful cautionary statements pursuant to the safe harbor established in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current available data and reflect the Registrant's expectations that the property will be sold in accordance with the terms set forth in the Contract. There can be no assurance that a sale will be consummated. Actual closing of the sale is subject to future events and uncertainties, which could materially affect the ability of the Registrant to consummate the sale.

     Since this is the last remaining property investment of the Registrant, pursuant to Section 8.1 (ii) of the Registrant's Amended and Restated Agreement of Limited Partnership, the sale of this last property will cause the dissolution of the Registrant. The Registrant will not be liquidated, however, until payment of a final liquidating distribution to the Registrant's partners of all of the Registrant's remaining assets.

     Neither TIA nor the Registrant is an affiliate of Athens.

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Partnership has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                           MLH INCOME REALTY PARTNERSHIP VI

                                           By:   MLH Property Managers Inc.
                                                 Managing General Partner




                                           By:   /s/ Jack A. Cuneo
                                                 _________________
                                                 Jack A. Cuneo
                                           Chairman, Chief Executive Officer,
                                           President and Chief Operating Officer

Dated:  August 26, 1999